UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K
CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act 1934

Date of Report (date of earliest event reported): December 30, 2009

QKL STORES INC.
(Exact name of registrant as specified in charter)

Delaware	033-10893	75-2180652

(State of Incorporation)	(Commission File No.)	(IRS Employer Identification No.)

Jingqi Street
Dongfeng Xincun
Sartu District
163311 Daqing, PRC

(Address Of Principal Executive Offices) (Zip Code)

(011) 86-459-460-7987
(Registrant’s Telephone Number, Including Area Code)

_______________________________________
(Former Name or Former Address, is Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01   Entry into a Material Definitive Agreement.

On December 30, 2009, QKL Stores Inc. (the “Company”), through Daqing QKL Chain Commerce & Trade Co. Ltd. (“QKL Chain”), a company which the Company controls through a series of contractual arrangements, entered into a Property Buying/Selling Agreement (the “Purchase Agreement”) with Xiangdong Zhang (the “Seller”). Pursuant to the Purchase Agreement, QKL Chain has purchased a building in Daqing, Heilongjiang Province, in the People’s Republic of China (“PRC”).

The building was acquired to replace the Company’s existing headquarters which the Company has outgrown, and the new building is intended to accommodate future growth of the Company’s administrative and operations personnel as it implements its supermarket expansion plan.  The building has five stories with an area of 4,897 square meters (52,711 square feet).  The building is located at No.1 Nanreyuan Street, Saertu District, Daqing, PRC.  The Company currently plans to occupy the new building in May of this year and intends to convert its existing headquarters’ office building into training facilities.

Pursuant to the Purchase Agreement, aggregate cash consideration of RMB75,000,000 (U.S.$10,983,861) (the “Purchase Price”) was paid by QKL Chain to the Seller on December 31, 2009.  The monies for the Purchase Price came from cash from the Company’s operations and not from proceeds from the Company’s November 2009 public offering.  The Purchase Price does not include applicable transaction taxes and fees, property ownership registration fees, or transaction handling fees that may be incurred by the in processing the transfer of the property and related land use right to the QKL Chain.  The Seller must complete the property transfer procedures of the PRC, which require the delivery of a Property Ownership Certificate and Land Use Right Certificate, within 60 days of the execution of the Purchase Agreement.  The Seller must also register the property ownership in the name of the QKL Chain.  The Seller is not a related party to the Company or QKL Chain.

Item 9.01   Financial Statements and Exhibits.

Exhibits

10.1	Property Buying/Selling Contract dated December 30, 2009

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

QKL STORES INC.

By:	/s/ Zhuangyi Wang
Name:	Zhuangyi Wang
Title:	Chief Executive Officer

Dated: January 22, 2010